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                                                                EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                       ALTERNATIVE LIVING SERVICES, INC.


                 Alternative Living Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting the Board of Directors of said Corporation, a resolution was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that such amendment be presented to the stockholders of said Corporation for their consideration thereof. The resolution setting forth the proposed amendment is as follows:

         "RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting ARTICLE ELEVEN of the Restated Certificate of Incorporation in its entirety and substituting the following in lieu thereof:


                                "ARTICLE ELEVEN

                 Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock of the Corporation; provided, however, that any action pursuant to such consent must be signed by not less than all of the stockholders of the Corporation entitled to vote thereon. Any action taken pursuant to such unanimous written consent of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof."


         SECOND: That thereafter, by written consent in lieu of an annual meeting of the stockholders of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware, the stockholders adopted and approved such resolution approving the amendment to the Restated Certificate of Incorporation and written notice has been given as provided by said Section 228.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be executed and acknowledged this 1st day of August, 1996.

                                   ALTERNATIVE LIVING SERVICES, INC.



                                   /s/ William F. Lasky
                                   ----------------------------------
                                   William F. Lasky, President